As Filed with the Securities and Exchange Commission on April 11, 2005

                              Registration No. 333-
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            MORGAN CREEK ENERGY CORP.
  ------------------------------------------------------------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



            Nevada                        3663                    201777817
--------------------------------------------------------------------------------
(State or jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                       10120 S. Eastern Avenue, Suite 200
                               Henderson, NV 89052
                                 (702) 566-1307
        --------------------------------------------------------------
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                      GRANT ATKINS, CHIEF FINANCIAL OFFICER
                           10120 S. Eastern Avenue, Suite 200
                               Henderson, NV 89052
                                 (702) 566-1307
            ---------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                            THE O'NEAL LAW FIRM, P.C.
                       Attention: William D. O'Neal, Esq.
                            17100 East Shea Boulevard
                                   Suite 400-D
                          Fountain Hills, Arizona 85268
                              (602) 369-2656 (tel)
                               (480) 816-9241(fax)

       Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


 Title of Securities to be      Amount to be     Proposed maximum offering     Proposed maximum aggregate    Amount of
       Registered (1)            registered           price per share (3)              offering            registration
                                                                                       price (US $)            Fee (2)
-----------------------------------------------------------------------------------------------------------------------
 Common stock to be Offered
   for resale by selling
      stockholders              4,167,700               $0.50                        $2,083,850              $264.02
-----------------------------------------------------------------------------------------------------------------------
   Total Registration Fee                                                                                    $264.02


(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee.

(3) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 11, 2005

                            MORGAN CREEK ENERGY CORP.
                              A NEVADA CORPORATION
               RELATING TO THE RESALE OF UP TO 4,167,700 SHARES OF
                     MORGAN CREEK ENERGY CORP. COMMON STOCK

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Morgan Creek Energy Corp. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 4,167,700 shares of our common stock which were issued from November, 2004 through March, 2005 in connection with private placements;

There is currently no public market for our shares.


The sales price to the public was set by the selling shareholders at $0.50 per share for a total of $2,083,850. The price of $0.50 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 11, 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

                                   PAGE NUMBER



PROSPECTUS SUMMARY ...................................................... 5
RISK FACTORS ............................................................ 7
RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK ..................... 7
RISKS RELATING TO OUR BUSINESS .......................................... 7
FORWARD-LOOKING STATEMENTS ............................................. 16
USE OF PROCEEDS ........................................................ 16
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ............... 16
DIVIDEND POLICY ........................................................ 17
MANAGEMENT'S DISCUSSION AND ANALYSIS ................................... 17
DESCRIPTION OF BUSINESS ................................................ 22
LEGAL PROCEEDINGS ...................................................... 27
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ........... 27
EXECUTIVE COMPENSATION ................................................. 29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ......................... 29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ......... 30
DESCRIPTION OF COMMON STOCK ............................................ 30
PLAN OF DISTRIBUTION ................................................... 31
SELLING SHAREHOLDERS ................................................... 33
LEGAL MATTERS .......................................................... 34
TRANSFER AGENT ......................................................... 34
EXPERTS ................................................................ 34
INTEREST OF NAMED EXPERTS .............................................. 35
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES ...................................................... 35
WHERE YOU CAN FIND MORE INFORMATION .................................... 35
FINANCIAL STATEMENTS ................................................... 37
INDEMNIFICATION OF DIRECTORS AND OFFICERS .............................. 49
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ............................ 50
RECENT SALES OF UNREGISTERED SECURITIES ................................ 50
EXHIBITS ............................................................... 51
UNDERTAKINGS ........................................................... 51
SIGNATURES ............................................................. 52

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement. The selling shareholders ("Selling Shareholders") may sell some or all of their shares in transactions from time to time.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") and incorporate by reference in this prospectus is accurate only as of the date of the documents containing the information. As used in this prospectus, the terms "we", "us", "our", the "Company", and "Morgan Creek Energy Corp." unless otherwise indicated. All dollar amounts refer to United States dollars unless otherwise indicated.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

GENERAL

Morgan Creek Energy Corp. was incorporated under the laws of the State of Nevada on October 19, 2004 and has been engaged in the business of exploration of oil and gas bearing properties in the United States since its inception.

Our executive offices are located at 10120 S. Eastern Avenue, Suite 200, Henderson, NV 89052, and our telephone number is (702) 566-1307.

OUR BUSINESS

We are a natural resource exploration and production company currently engaged in the exploration, acquisition and development of oil and gas properties in the United States. During fiscal 2004, we consummated the acquisition of prospects in the Arkoma Basin in the State of Oklahoma, including a 75% working interest and a 56.25% net revenue interest in approximately 560 gross acres of two (2) petroleum and natural gas leases (the "Hurley Lease" and the "Chapman Lease" collectively referred to as the "Leases"). We plan to enter certain wellbores on the subject leases to test certain target zones thought to contain coal bed methane ("CBM") gas, and if testing provides evidence of gas quality and sufficient production quantities, the Company plans to raise capital to undertake a drilling program to establish up to six wells, and production infrastructure and pipeline.

THE OFFERING

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Morgan Creek Energy Corp. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 4,167,700 shares of our common stock which were issued from November, 2004 through March, 2005 in connection with private placements solely to foreign investors;

The sales price to the public was set by the selling shareholders at $0.50 per share for a total of $2,083,850. The price of $0.50 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. See "Plan of Distribution" on page 31 for a further description of how the Selling Shareholders may dispose of the shares covered by this prospectus.

NUMBER OF SHARES OUTSTANDING

There were 10,167,700 shares of our common stock issued and outstanding as at March 31, 2005.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders. We will incur all costs associated with this prospectus and related registration statement.

                                  RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

               RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 10,167,700 shares of common stock issued and outstanding as of March 31, 2005. When this registration statement is declared effective, the Selling Stockholders will be able to resell up to 4,167,700 shares of our common stock. As a result, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.

As of March 31, 2005, there are 10,167,700 outstanding shares of our common stock that are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, restricted securities may be sold into the public market under certain conditions.

Any significant downward pressure on the price of our common stock as the selling stockholders sell their shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

                          RISKS RELATED TO OUR BUSINESS

OUR  BUSINESS  IS  DIFFICULT  TO  EVALUATE  BECAUSE WE HAVE A LIMITED  OPERATING
HISTORY.

In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance. Our inception was October 19, 2004 and, as a result, we have a limited operating history.

WE HAVE A HISTORY OF OPERATING LOSSES AND THERE CAN BE NO ASSURANCES WE WILL BE PROFITABLE IN THE FUTURE.

We have a history of operating losses, expect to continue to incur losses, and may never be profitable, and we must be considered to be in the exploration stage. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred losses totaling approximately $23,729 from October 19, 2004 (inception) to December 31, 2004. As of December 31, 2004, we had an accumulated deficit of $617,729. Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- the costs to acquire additional leases are more than we currently anticipate;

- drilling and completion costs for additional wells increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

Our development of and participation in what could evolve into an increasing number of oil and gas prospects may require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, produce, and acquire natural gas and oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

WE HAVE RECEIVED A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS REPORT ACCOMPANYING OUR DECEMBER 31, 2004 CONSOLIDATED FINANCIAL STATEMENTS.

The independent auditor's report accompanying our December 31, 2004 consolidated financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared "assuming that the Company will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business. Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected.

WE WILL REQUIRE ADDITIONAL FUNDING IN THE FUTURE.

Based upon our historical losses from operations, we will require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our development plans and achieve production levels will be greatly limited. Our current development plans require us to make capital expenditures for the exploration and development of our oil and natural gas properties. Historically, we have funded our operations through the issuance of equity. We may not be able to obtain additional financing on favorable terms, if at all. Our future cash flows and the availability of financing will be subject to a number of variables, including potential production and the market prices of oil and natural gas. Further, debt financing, if utilized, could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations.

OUR ACQUISITIONS MAY NOT BE SUCCESSFUL.

As part of our growth strategy, we intend to acquire additional oil and gas production properties. Current and subsequent acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not produce revenues at anticipated levels or failure to conduct drilling on prospects within specified time periods may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

OUR  EXPLORATORY  AND  DEVELOPMENT   COULD  INCLUDE   DRILLING  AND  PRODUCTION;
OPERATIONS MAY NOT BE SUCCESSFUL.

We intend to test certain zones in wellbores already drilled on certain of the properties and if results are positive and capital is available, drill additional wells and begin production operations from existing and new wells. There can be no assurance that our current well re-completion activities or future drilling activities will be successful, and we cannot be sure that our overall drilling success rate or our production operations within a particular area will ever come to fruition, and if it does, will not decline over time. We may not recover all or any portion of our capital investment in the wells or the underlying leaseholds. Unsuccessful drilling activities would have a material adverse effect upon our results of operations and financial condition. The cost of drilling, completing, and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formations;
(iii) equipment failures or accidents; (iv) adverse weather conditions; and (iv) shortages or delays in availability of drilling rigs and delivery of equipment.

Further, the coal beds in the Arkoma Basin in the State of Oklahoma from which we intend to produce methane gas frequently contain water, which may hamper our ability to produce gas in commercial quantities. The amount of coal bed methane that can be commercially produced depends upon the coal quality, the original gas content of the coal seam, the thickness of the seam, the reservoir pressure, the rate at which gas is released from the coal, and the existence of any natural fractures through which the gas can flow to the well bore. However, coal beds frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. The average life of a coal bed well is only five to six years. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce coal bed methane in commercial quantities.

There is no guarantee that the potential drilling locations that we have or acquire in the future will ever produce natural gas or oil, which could have a material adverse effect upon our results of operations.

WE ARE A NEW ENTRANT INTO THE OIL AND GAS INDUSTRY WITHOUT PROFITABLE OPERATING HISTORY AND NO PROVED DEVELOPED PRODUCING RESERVES.

Since October 19, 2004 (inception), our activities have been limited to organizational efforts, obtaining working capital and acquiring a very limited number of properties. As a result, there is limited information regarding property related production potential or revenue generation. Further, a Reserve and Economic Evaluation letter dated December 21, 2004 prepared by Fletcher Lewis Engineering, Inc. provides information relating to work to be conducted on the Company's Chapman lease and the fact that the lease has had no proved developed producing reserves. As a result, our future revenues may be limited or non-existent.

PROSPECTS THAT WE DECIDE TO DRILL MAY NOT YIELD NATURAL GAS OR OIL IN COMMERCIALLY VIABLE QUANTITIES.

We describe some of our current prospects in this prospectus. Our prospects are in various stages of preliminary evaluation and assessment and we have not reached the point where we will decide to drill at all on the subject prospects. However, the use of seismic data, historical drilling logs, offsetting well information, and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities or quality to recover drilling or completion costs or to be economically viable. In sum, the cost of drilling, completing and operating any wells is often uncertain and new wells may not be productive.

PROPERTIES THAT WE BUY MAY NOT PRODUCE AS PROJECTED AND WE MAY BE UNABLE TO DETERMINE RESERVE POTENTIAL, IDENTIFY LIABILITIES ASSOCIATED WITH THE PROPERTIES OR OBTAIN PROTECTION FROM SELLERS AGAINST THEM.

One of our growth strategies is to capitalize on opportunistic acquisitions of oil and natural gas reserves. However, our reviews of acquired properties are inherently incomplete because it generally is not feasible to review in depth every individual property involved in each acquisition. A detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Further, environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Acquiring properties with liabilities would have a material adverse effect upon our results of operations.

THE POTENTIAL PROFITABILITY OF OIL AND GAS VENTURES DEPENDS UPON FACTORS BEYOND THE CONTROL OF OUR COMPANY

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These and other changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas, which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include, but are not limited to, the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on our invested capital.

IF PRODUCTION RESULTS FROM OPERATIONS WE ARE DEPENDENT UPON TRANSPORTATION AND STORAGE SERVICES PROVIDED BY THIRD PARTIES.

We will be dependent on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of our gas supplies. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates could hinder our processing and marketing operations and/or affect our sales margins.

OUR RESULTS OF OPERATIONS ARE DEPENDENT UPON MARKET PRICES FOR OIL AND NATURAL GAS, WHICH FLUCTUATE WIDELY AND ARE BEYOND OUR CONTROL.

If and when production from oil and gas properties is reached, our revenue, profitability, and cash flow depend upon the prices and demand for oil and natural gas. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices received also will affect the amount of future cash flow available for capital expenditures and may affect our ability to raise additional capital. Lower prices may also affect the amount of natural gas and oil that can be economically produced from reserves either discovered or acquired.

Factors that can cause price fluctuations include:

o    The level of consumer product demand;
o    Weather conditions;
o    Domestic and foreign governmental regulations;
o    The price and availability of alternative fuels;
o    Technical advances affecting energy consumption;
o Proximity and capacity of oil and gas pipelines and other transportation facilities;
o    Political conditions in natural gas and oil producing regions;
o    The domestic and foreign supply of natural gas and oil;
o The ability of members of Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
o    The price of foreign imports; and
o    Overall domestic and global economic conditions.

The availability of a ready market for our oil and gas depends upon numerous factors beyond our control, including the extent of domestic production and importation of oil and gas, the relative status of the domestic and international economies, the proximity of our properties to gas gathering systems, the capacity of those systems, the marketing of other competitive fuels, fluctuations in seasonal demand and governmental regulation of production, refining, transportation and pricing of oil, natural gas and other fuels.

THE OIL AND GAS INDUSTRY IN WHICH WE OPERATE INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES.

Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

o    Fires;
o    Explosions;
o    Blow-outs and surface cratering;
o    Uncontrollable flows of underground natural gas, oil, or formation water;
o    Natural disasters;
o    Facility and equipment failures;
o    Title problems;
o    Shortages or delivery delays of equipment and services;
o    Abnormal pressure formations; and
o Environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of:

o    Injury or loss of life;
o Severe damage to and destruction of property, natural resources or equipment;
o    Pollution and other environmental damage;
o    Clean-up responsibilities;
o    Regulatory investigation and penalties;
o    Suspension of our operations; or
o    Repairs necessary to resume operations.

If we were to experience any of these problems, it could affect well bores, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations. We may be affected by any of these events more than larger companies, since we have limited working capital.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE AND THERE IS NO ASSURANCE THAT WE WILL BE SUCCESSFUL IN ACQUIRING THE LEASES.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

THE MARKETABILITY OF NATURAL RESOURCES WILL BE AFFECTED BY NUMEROUS FACTORS BEYOND OUR CONTROL WHICH MAY RESULT IN US NOT RECEIVING AN ADEQUATE RETURN ON INVESTED CAPITAL TO BE PROFITABLE OR VIABLE.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

OIL AND GAS OPERATIONS ARE SUBJECT TO COMPREHENSIVE REGULATION WHICH MAY CAUSE SUBSTANTIAL DELAYS OR REQUIRE CAPITAL OUTLAYS IN EXCESS OF THOSE ANTICIPATED CAUSING AN ADVERSE EFFECT ON OUR COMPANY.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

EXPLORATION AND PRODUCTION ACTIVITIES ARE SUBJECT TO CERTAIN ENVIRONMENTAL REGULATIONS WHICH MAY PREVENT OR DELAY THE COMMENCEMENT OR CONTINUANCE OF OUR OPERATIONS.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. However, we are not fully insured against all possible environmental risks.

ANY CHANGE TO GOVERNMENT REGULATION/ADMINISTRATIVE PRACTICES MAY HAVE A NEGATIVE IMPACT ON OUR ABILITY TO OPERATE AND OUR PROFITABILITY.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

WE MAY BE UNABLE TO RETAIN KEY EMPLOYEES OR CONSULTANTS OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of Douglas Humphreys, Chief Executive Officer, and Grant Atkins, Chief Financial Officer. Further, we do not have key man life insurance on either of these individuals. We may not have the financial resources to hire a replacement if one or both of our officers were to die. The loss of service of either of these employees could therefore significantly and adversely affect our operations.

OUR OFFICERS AND DIRECTORS MAY BE SUBJECT TO CONFLICTS OF INTEREST.

Our officers and directors serve only part time and are subject to conflicts of interest. Each of our executive officers and directors serves only on a part time basis. Each devotes part of his working time to other business endeavors, including consulting relationships with other oil and gas entities, and has responsibilities to these other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to the company. Because of these relationships, our officers and directors will be subject to conflicts of interest.

ONE OF OUR SHAREHOLDERS MAY EXERCISE VOTING POWER OF MORE THAN 50% OF OUR COMMON STOCK.

Geneva Energy Corp. ("Geneva) owns 6,000,000 shares of our common stock, or 59.0% of our outstanding common stock as of March 31, 2005. Due to its stock ownership, Geneva may be in a position to elect the board of directors and, therefore, to control our business and affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets, and the issuance and sale of our securities. Further, Geneva may be able to prevent or cause a change in control. We also may be prevented from entering into transactions that could be beneficial to us without Geneva's consent. The interest of our largest shareholder may differ from the interests of other shareholders.

ADDITIONAL ISSUANCES OF EQUITY SECURITIES MAY RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock. Common stock is our only authorized class of stock. The board of directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock from the Selling Shareholders, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance could result in a change of control.

OUR COMMON STOCK IS CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES WHICH LIMITS THE MARKET FOR OUR COMMON STOCK.

Because our stock is not traded on a stock exchange or on the NASDAQ National Market or the NASDAQ Small Cap Market, and because the market price of the common stock is less than $5 per share, the common stock is classified as a "penny stock." SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

A MAJORITY OF OUR DIRECTORS AND OFFICERS ARE OUTSIDE THE UNITED STATES, WITH THE RESULT THAT IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE WITHIN THE UNITED STATES ANY JUDGMENTS OBTAINED AGAINST US OR ANY OF OUR DIRECTORS OR OFFICERS.

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this prospectus that are not residents of the United States.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION MAY PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements," as that term is used in federal securities laws, about our financial condition, results of operations and business. These statements include, among others:

o statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or may be incorporated by reference to documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this prospectus or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Shareholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. . We will, however, incur all costs associated with this prospectus and related registration statement.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

As of March 31, 2005, we had 49 shareholders of record.

DIVIDEND POLICY

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not indicate the intention of paying cash dividends either on our common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

We have no equity compensation plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 7 of this registration statement. Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

                                PLAN OF OPERATION

We are a natural resource exploration and production company engaged in the exploration, acquisition and development of oil and gas properties in the United States. We currently have an aggregate of approximately 560 gross undeveloped acres pursuant to leases and/or concessions. Our strategy is to complete the further acquisition of additional coal bed methane prospects that fall within the criteria of providing a geological basis for development of drilling initiatives that can provide near term revenue potential and fast drilling capital repatriation from production cash flows while expanding reserves. We anticipate that our ongoing efforts, subject to adequate funding being available, will continue to be focused on successfully concluding negotiations for additional tracts of prime acreage in the coal bed methane and other gas producing domains, and to implement the drilling of new wells to develop reserves and to provide revenues. We plan to continue building and increasing a strategic base of proven reserves and production base within Oklahoma's Arkoma Basin.

Currently our six month operating plans are to enter certain well bores on our subject leases to test certain target zones thought to contain coal bed methane ("CBM") gas, and conduct further geological and engineering studies of our subject properties to provide evidence of gas quality. Our ability to continue to expand land acquisitions and explore drilling opportunities after the next 6 months of operation is dependent on adequate capital resources being available and further sources of debt and equity being obtained. Subsequent to the completion of current property evaluations, and if the results provide the basis to continue to develop the properties, and geological studies indicate high probabilities of sufficient production quantities,we will attempt to raise capital to undertake a drilling program to establish up to six wells on leases in hand, and build production infrastructure and pipeline, and to further raise additional capital to allow further drilling and land acquisitions. If gas quality and quantities are not deemed sufficient from work to be conducted on our current leases during the first six months of operation, additional land acquisitions will be assessed.

We will require additional funding to implement our plan of operations. We anticipate that these funds primarily will be raised through equity and debt financing or from other available sources of financing. If we raise additional funds through the issuance of equity or convertible debt securities, it may result in the dilution in the equity ownership of investors in our common stock. Further, such securities might have rights, preferences or privileges senior to our common stock. There can be no assurance that additional financing will be available upon acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to take advantage of prospective new opportunities or acquisitions, which could significantly and materially restrict our operations.

We do not expect to purchase any significant equipment or increase significantly the number of our employees during the next 12 months. Our current business strategy is to obtain resources under contract where possible because management believes that this strategy, at its current level of development, provides the best services available in the circumstances, leads to lower overall costs, and provides the best flexibility for our business operations.

SUMMARY OF FINANCIAL DATA

The summarized consolidated financial data set forth in the table below is derived from and should be read in conjunction with our audited consolidated financial statements for the period from inception to the year ended December 31, 2004, including the notes to those financial statements which are included elsewhere in this prospectus.

                          FOR THE PERIOD FROM INCEPTION
                         OCTOBER 19, 2004 (INCEPTION) TO
                                DECEMBER 31, 2004


Revenues                                         $        0

Net Loss                                         $   23,729

Oil and Gas Revenue                              $        0

Depletion                                                 0

Operating costs and taxes                        $        0

Operating Income                                 $        0

General and Administrative                       $   23,729

Interest Expense                                 $        0
                                               ------------
Net Loss for the Period                          $   23,729

Working Capital                                  $   350,121

Total Assets                                     $  670,499

Total Number of Shares of Common Stock
Outstanding                                      10,097,700

Deficit                                          $  623,729
Total Stockholders Equity                        $  650,121

RESULTS OF OPERATIONS

      FOR THE PERIOD FROM OCTOBER 19, 2004 (INCEPTION) TO DECEMBER 31, 2004

Our net loss for fiscal year ended December 31, 2004 was approximately ($23,729). During fiscal year ended December 31, 2004, we recorded no income.

During the fiscal year ended December 31, 2004, we recorded operating expenses of $23,729, consisting primarily of (i) $1,951 in general and administrative expenses; and (ii) $21,778 in professional fees. General and administrative expenses generally include corporate overhead, financial and administrative contracted services and consulting costs.

LIQUIDITY AND CAPITAL RESOURCES

We have not generated positive cash flows from operating activities. For the fiscal year ended December 31, 2004, net cash flow used in operating activities was $(3,351), consisting primarily of a net loss of $(23,729) which was offset by an increase in accounts payable and accrued liabilities of $20,378.

During the fiscal year ended December 31, 2004, net cash flows used in investing activities was $(300,000), which was primarily the result of the acquisition of our oil and gas properties.

During the fiscal year ended December 31, 2004, net cash flow from financing activities was $673,850 pertaining primarily to $673,850 received from proceeds on the sale of our common stock.

At December 31, 2004, our current assets were $670,499, current liabilities were $20,378, resulting in a working capital surplus of $650,121. We expect that working capital requirements will continue to be funded through a combination of our existing funds, cash flow from operations and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Existing working capital and anticipated cash flow are expected to be adequate to fund our operations over the next six months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt securities. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to:

(i) oil and gas operating properties, (ii) possible drilling initiatives on current properties and future properties, and (iii) future property acquisitions. We intend to finance these expenses with further issuances of securities, debt issuances, and possible revenues from operations. Thereafter, we expect we will need to raise additional capital and increase its revenues to meet long-term operating requirements.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

The independent auditors' report accompanying our December 31, 2003 consolidated financial statements contains an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements have been prepared "assuming that the Company will continue as a going concern," which contemplates that the Company will realize its assets and satisfy its liabilities and commitments in the ordinary course of business.

MATERIAL COMMITMENTS

The Company has no material commitments as at the date of this registration statement.

PURCHASE OF SIGNIFICANT EQUIPMENT

We do not intend to purchase any significant equipment during the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2004, the FASB issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITD 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. Management believes that the adoption of EITF 03-1 will not have a material impact on the Company's financial condition or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company's financial condition and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company's financial condition or results of operations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

We  believe  the  following  critical   accounting   policies  affect  our  more
significant judgments and estimates used in the preparation of our financial statements.

ACCOUNTING FOR NATURAL GAS AND OIL PRODUCING ACTIVITIES.

We use the full cost method to account for our natural gas and oil producing activities. Under this accounting method, we capitalize substantially all of the costs incurred in connection with the acquisition, development, and exploration of natural gas and oil reserves in full cost pools maintained by geographic areas, regardless of whether reserves are actually discovered and apply a quarterly full cost ceiling test. Adverse changes in conditions (primarily gas price declines) could result in permanent write-downs in the carrying value of oil and gas properties as well as non-cash charges to operations, but would not affect cash flows.

We have adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related oil and gas properties. As of December 31, 2004 management has determined that there are no material asset retirement obligations.

PROPERTY, EQUIPMENT AND DEPRECIATION

We follow the successful efforts method of accounting for oil and gas properties. Under this method all production costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. These capitalized costs include lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and gas wells, including salaries, benefits and other internal salary related costs directly attributable to these activities.

Costs associated with production and general corporate activities are expensed in the period incurred. Interest costs related to unproved properties and properties under development also are capitalized to oil and gas properties. If the net investment in oil and gas properties exceeds an amount equal to the sum of (1) the standardized measure of discounted future net cash flows from proved reserves, and (2) the lower of cost or fair market value of properties in process of development and unexplored acreage, the excess is charged to expense as additional depletion. Normal dispositions of oil and gas properties are accounted for as adjustments of capitalized costs, with no gain or loss recognized. As a result, we are required to estimate our proved reserves at the end of each quarter, which is subject to the uncertainties described in the previous section.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

Morgan Creek Energy Corp. was incorporated under the laws of the State of Nevada On October 19, 2004.

Please note that throughout this report, and unless otherwise noted, the words "we," "our," "us," the "Company," or "Morgan Creek," refers to Morgan Creek Energy Corp.

CURRENT BUSINESS OPERATIONS

We are a natural resource exploration and production company currently engaged in the exploration, acquisition and development of oil and gas properties in the United States. We have previously acquired a 560 gross acre section of farm-out acreage in Pittsburg County, Oklahoma for the development and production of coal bed methane gas consisting of two separate leases known as the Hurley and Chapman Leases (collectively the "Leases"). We currently have an aggregate of approximately 560 gross undeveloped acres pursuant to leases and/or concessions.

COAL BED METHANE GAS

Natural gas consists primarily of methane, which is produced when organic material is physically turned into coal under extreme geologic conditions. When the coal and methane conversion process occurs such that the resultant coal is saturated with water and methane is trapped within the coal, the result is "coal bed methane." Water permeates coal beds and the water pressure traps the gas within the coal. Because coal has a large and complex internal surface area, it can store volumes of gas six or seven time as much as a conventional nature gas reservoir of equal rock volume. Coal bed methane is kept in place usually by the presence of water. Thus the production of coal bed methane in many cases requires the dewatering of the coal gas to be extracted. Therefore, in a coal bed gas well, water is produced in large volumes especially in the early stages of production. As the amount of water in the coal decreases, gas production increases.

The United States Geological Survey has estimated coal bed gas resources of at least 700 trillion cubic feet. About 100 trillion cubic feet of that appears to be economically recoverable with existing technology. Coal bed gas currently accounts for about 7.5% of total natural gas production in the United States.

COMPETITION

We operate in a highly competitive industry, competing with major oil and gas companies, independent producers and institutional and individual investors, which are actively seeking oil and gas properties throughout the world together with the equipment, labor and materials required to operate properties. Most of our competitors have financial resources, staffs and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to acquire good acreage positions and drill wells to explore for oil and gas, then, if warranted, drill production wells and install production equipment. Competition for the acquisition of oil and gas wells is intense with many oil and gas properties and or leases or concessions available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable oil and gas wells will be available for acquisition and development.

GOVERNMENT REGULATION

                                     GENERAL

The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions and can have a significant impact upon overall operations. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation, abandonment and restoration and environmental protection. These laws and regulations are under constant review for amendment or expansion. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on the company.

                              OIL & GAS REGULATION

The governmental laws and regulations which could have a material impact on the oil and gas exploration and production industry are as follows:

                             DRILLING AND PRODUCTION

Our operations are subject to various types of regulation at federal, state, local and Native American tribal levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties, municipalities and Native American tribes, in which we operate also regulate one or more of the following:

o    the location of wells;

o    the method of drilling and casing wells;

o    the rates of production or "allowables";

o the surface use and restoration of properties upon which wells are drilled and other third parties;

o    the plugging and abandoning of wells; and

o    notice to surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of natural gas and oil we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

                        NATURAL GAS SALES TRANSPORTATION

Historically, federal legislation and regulatory controls have affected the price of the natural gas we produce and the manner in which we market our production. The Federal Energy Regulatory Commission ("FERC") has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978.

FERC also regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. Under FERC's current regulatory regime, transmission services must be provided on an open-access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive.

                                   MINERAL ACT

The Mineral Leasing Act of 1920 ("Mineral Act") prohibits direct or indirect ownership of any interest in federal onshore oil and gas leases by a foreign citizen of a country that denies "similar or like privileges" to citizens of the United States. Such restrictions on citizens of a "non-reciprocal" country include ownership or holding or controlling stock in a corporation that holds a federal onshore oil and gas lease. If this restriction is violated, the corporation's lease can be canceled in a proceeding instituted by the United States Attorney General. Although the regulations of the Bureau of Land Management (which administers the Mineral Act) provide for agency designations of non-reciprocal countries, there are presently no such designations in effect.

                            ENVIRONMENTAL REGULATION

Our activities will be subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. Our operations will be subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). Such regulation can increase the cost of such activities. In most instances, the regulatory requirements relate to water and air pollution control measures.

                                 WASTE DISPOSAL

The Resource Conservation and Recovery Act ("RCRA"), and comparable state statutes, affect oil and gas exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of "hazardous wastes" and on the disposal of non-hazardous wastes. Under the auspices of the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute "solid wastes", which are regulated under the less stringent non-hazardous waste provisions, but there is no guarantee that the EPA or the individual states will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation.

                                     CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or potentially responsible parties include the current and certain past owners and operators of a facility or property where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover the costs of such action. Although CERCLA generally exempts petroleum from the definition of Hazardous Substances in the course operations, we may in the future generate wastes that fall within CERCLA's definition of Hazardous Substances. We may also in the future become an owner of facilities on which Hazardous Substances have been released by previous owners or operators. We may in the future be responsible under CERCLA for all or part of the costs to clean up facilities or property at which such substances have been released and for natural resource damages.

                                  AIR EMISSIONS

Our operations are subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

                                 CLEAN WATER ACT

The Clean Water Act ("CWA") imposes restrictions and strict controls regarding the discharge of wastes, including produced waters and other oil and natural gas wastes, into waters of the United States, a term broadly defined. Permits must be obtained to discharge pollutants into federal waters. The CWA provides for civil, criminal and administrative penalties for unauthorized discharges of oil, hazardous substances and other pollutants. It imposes substantial potential liability for the costs of removal or remediation associated with discharges of oil or hazardous substances. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or it derivatives, or other hazardous substances, into state waters. In addition, the EPA has promulgated regulations that may require us to obtain permits to discharge storm water runoff. In the event of an unauthorized discharge of wastes, we may be liable for penalties and costs.

Management  believes  that  we  are  in  substantial   compliance  with  current
applicable environmental laws and regulations.

RESEARCH AND DEVELOPMENT ACTIVITIES

No research and development expenditures have been incurred, either on our account or sponsored by customers, to the date of our inception.

EMPLOYEES

We do not employ any persons on a full-time or on a part-time basis. Douglas Humphreys is our President and Chief Executive Officer, and Grant Atkins is our Chief Financial Officer. These individuals are primarily responsible for all day-to-day operations of the Company. Other services are provided by outsourcing and consultant and special purpose contracts.

                             OIL AND GAS PROPERTIES

We maintain an aggregate of approximately 560 gross undeveloped acres pursuant to leases and/or concessions in the Arkoma Basin in the State of Oklahoma as described below.

HURLEY LEASE

We hold a 75% working interest and a 56.25% net revenue interest in a gas lease located in Pittsburg County, Oklahoma (the "Hurley Lease"). On November 19, 2004, the gas lease was acquired from Geneva Energy Corp. ("Geneva"), (the "Hurley Farm-Out Agreement"). As of March 31, 2005, we have not tested and existing well bores, drilled, completed, or put any wells into production.

CHAPMAN LEASE

We hold a 75% working interest and a 56.25% net revenue interest in a gas lease located in Pittsburg County, Oklahoma (the "Chapman Lease"). On November 19, 2004, the gas lease was acquired from Geneva, (the "Chapman Farm-Out Agreement"). As of March 31, 2005, we have not drilled, completed, or put any wells into production.

PRODUCTION INFORMATION

Since inception, we had no oil and gas production.

GAS DELIVERY COMMITMENTS

We have no gas delivery commitments.

DRILLING COMMITMENTS

None

RESERVE INFORMATION

None

We have not filed any estimates of total proved net oil or gas reserves with, or included such information in reports to, any federal authority or agency.

                                EXECUTIVE OFFICES

We lease our principal office space located at 10120 S. Eastern Avenue, Suite 200, Henderson, NV 89052.

                                LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages, positions held are as follows:



NAME                    AGE  POSITION WITH THE COMPANY
----------------------- ---- --------------------------
Douglas Humphreys       52   President/Chief Executive
                              Officer and Director

Grant Atkins            44   Treasurer/Chief Financial
                               Officer/Secretary

Steve Jewett            66   Director

D. Bruce Horton         60   Director



BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Douglas Humphreys has been the Chief Executive Officer, President and Director since October 2004. Mr. Humphreys is also a manager of Oak Hills Drilling and Operating, LLC, an oil and gas drilling and operating company based in Holdenville, Oklahoma that acts as "operator" to Morgan Creek. Mr. Humphreys has been Operations Manager of Lexington Oil & Gas Ltd. Co., and a director of its parent company, Lexington Resources, Inc. since November 2003 and an oil and gas consultant to Paluca Petroleum, Inc. since 1995. Mr. Humphreys is also an officer, director and sole shareholder of Paluca Petroleum, Inc. and has been a director of GHB Farms, Inc. Mr. Humphreys received his Bachelor of Science degree in Business and Geology from Southwest Oklahoma State University. Mr. Humphreys has been active in the industry for over 30 years, mostly in his home state of Oklahoma and in the surrounding oil and gas rich regions of the mid continent. His industry knowledge comes from hands-on experience helping to build several oil and gas producing companies to prominence, as well as playing a personal role in the development of hundreds of wells.

Grant Atkins has been Chief Financial Officer and a Director since October 2004. Mr. Atkins is also Chief Executive Officer, President and Director of Lexington Oil & Gas. For the past ten years, Mr. Atkins has been self-employed and has acted as a financial and project coordination consultant to clients in government and private industry. He has extensive multi-industry experience in the fields of finance, administration and business development. From 1998 to March 31, 2004, Mr. Atkins provided consulting services through Investor Communications International, Inc. to a number of private and public companies, including the Company. Mr. Atkins received a Bachelor of Commerce degree from the University of British Columbia.

Steve Jewett has been a director and member of our Audit Committee since October, 2004. Since 1978, Mr. Jewett has been the owner of Stephen Jewett - Chartered Accountants. During his career, Mr. Jewett was auditor of several public companies. Mr. Jewett received his degree as a Chartered Accountant from the Institute of Chartered Accountants of British Columbia and is the audit committee's financial expert.

D. Bruce Horton has been a director and member of our Audit Committee since October, 2004. During the past five years, Mr. Horton has been active in the financial arena in both the private and public sectors as an accountant and financial management consultant with an emphasis on corporate financial reporting, financing and tax planning. Mr. Horton has specialized in corporate management, re-organization, merger and acquisition, international tax structuring, and public and private financing for over thirty years. From 1972 through 1986, Mr. Horton was a partner in a public accounting firm. In 1986, Mr. Horton co-founded the Clearly Canadian Beverage Corporation, of which he was a director and chief financial officer until 1997

Grant Atkins and Douglas Humphreys may be deemed to be organizers of the Company based upon their activities in founding and organizing the business of the Company.

FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

                             EXECUTIVE COMPENSATION

During the last fiscal year, none of the directors or officers of the Company were compensated for their roles as directors or executive officers. Officers and directors of the Company may be reimbursed for any out-of-pocket expenses incurred by them on behalf of the Company. The Company presently has no pension, health, annuity, insurance, profit sharing or similar benefit plans. Executive compensation is subject to change concurrent with the Company's requirements.

SUMMARY COMPENSATION TABLE

None of our executive officers received an annual salary and bonus that exceeded $100,000 during the fiscal year ending December 31, 2004. The following table sets forth the compensation received by Douglas Humphreys and Grant Atkins.


                                 ANNUAL COMPENSATION                LONG TERM
                                                                   COMPENSATION

NAME AND               FISCAL        SALARY             OTHER       SECURITIES
PRINCIPAL POSITION       YEAR                                       UNDERLYING
                                                                     OPTIONS

Douglas Humphreys       2004           $0                 $0          N/A
President and  Chief
Executive Officer


Grant Atkins            2004           $0                 $0          N/A
Chief Financial
Officer



             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS


COMPENSATION OF DIRECTORS

Generally, our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors. Directors are entitled to reimbursement of expenses incurred in attending meetings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 19, 2004, we issued 6,000,000 shares of our common stock to Geneva Energy Corp. in consideration for the Leases based upon a per share price of $0.10 per share.

On December 2, 2004, we issued 100,000 shares of our common stock to our director, D. Bruce Horton, for an aggregate purchase price of $10,000 or $0.10 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.



NAME AND ADDRESS OF          AMOUNT AND NATURE OF           PERCENT OF
BENEFICIAL OWNER             BENEFICIAL OWNERSHIP      BENEFICIAL OWNERSHIP
-------------------------  -----------------------  ------------------------
Douglas Humphreys                     0                         0%

Grant Atkins                          0                         0%

Steve Jewett                          0                         0%

D. Bruce Horton                 100,000                       1.0%

Geneva Energy Corp.           6,000,000                      59.0%


All Officers, Directors       6,100,000                      60.0%
And 5% Shareholders


CHANGES IN CONTROL

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

                           DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As of March 31, 2005 we had 10,167,700 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

                              PLAN OF DISTRIBUTION

The Selling Shareholders of the common stock of Morgan Creek Energy Corp., and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sales price to the public has been determined by the shareholders to be $0.50 per share. The price of $0.50 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The Selling Shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    settlement of short sales entered into after the date of this prospectus;

- broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

-    any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholders does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We have agreed to keep this prospectus effective until the earlier of (i) the latest date upon which we are obligated to cause to be effective the registration statement for resale of the shares by the Selling Shareholders,
(ii) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or
(iii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                              SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock issued. Because the Selling Shareholders may offer all or only some portion of the 4,167,700 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of March 31, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the Selling Shareholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

SELLING SHAREHOLDERS - continued

Shares of Common Stock Owned Prior to Offering Shares of Common Stock to be Offered for Sale Shares of Common Stock Owned After the Offering Percentage of Common Stock Owned Before the Offering Percentage of Common Stock Owned After the Offering


                                                                        Shares of
                                           Shares of     Shares of      Common
                                           Common        Common Stock   Stock         Percentage of      Percentage of
                                           Stock Owned   to be          Owned         Common Stock       Common Stock
                                           Prior to      Offered for    After the     Owned Before the   Owned After the
SELLING SHAREHOLDERS                       Offering      Sale           Offering      Offering           Offering
Alexander Cox                                500,000        500,000             0               4.9%               0.0%
Ariane Coury                                  75,000         75,000             0               0.7%               0.0%
Bradley Scharfe                              100,000        100,000             0               1.0%               0.0%
Bryan Dear                                   100,000        100,000             0               1.0%               0.0%
D. Bruce Horton                              100,000        100,000             0               1.0%               0.0%
Dana Pierce                                  125,000        125,000             0               1.2%               0.0%
Eastern Capital Corp.                        237,500        237,500             0               2.3%               0.0%
Eurotrade Management Group Ltd.              250,000        250,000             0               2.5%               0.0%
Jenirob Company Ltd.                         225,000        225,000             0               2.2%               0.0%
Longfellow Industries (B.C.) Ltd.            250,000        250,000             0               2.5%               0.0%
Mathew Cicci                                  50,000         50,000             0               0.5%               0.0%
Michael Cassady                               50,000         50,000             0               0.5%               0.0%
Michael Levy                                  50,000         50,000             0               0.5%               0.0%
Newport Capital Corp                         500,000        500,000             0               4.9%               0.0%
Pacific Rim Financial, Inc.                  500,000        500,000             0               4.9%               0.0%
Phil Mast                                    100,000        100,000             0               1.0%               0.0%
Spartan Asset Group, Inc.                    225,000        225,000             0               2.2%               0.0%
Allan Dear                                     1,500          1,500             0               0.0%               0.0%
Andy Cloutier                                  1,200          1,200             0               0.0%               0.0%
Brad Kitchen                                   1,500          1,500             0               0.0%               0.0%
Carolynn A. Paleologos                         1,500          1,500             0               0.0%               0.0%
Greg Johnston                                    500            500             0               0.0%               0.0%
Guy Peckham                                    1,500          1,500             0               0.0%               0.0%
H. Nixon Scharfe                               1,200          1,200             0               0.0%               0.0%
Helmi S. Kidd                                  1,200          1,200             0               0.0%               0.0%


                                       33

SELLING SHAREHOLDERS - continued
                                                                        Shares of
                                           Shares of     Shares of      Common
                                           Common        Common Stock   Stock         Percentage of      Percentage of
                                           Stock Owned   to be          Owned         Common Stock       Common Stock
                                           Prior to      Offered for    After the     Owned Before the   Owned After the
SELLING SHAREHOLDERS                       Offering      Sale           Offering      Offering           Offering
Jacqueline McClure                             2,500          2,500             0               0.0%               0.0%
James Dow                                    500,000        500,000             0               4.9%               0.0%
James Paleologos                               1,500          1,500             0               0.0%               0.0%
James Wojcicki                                 1,200          1,200             0               0.0%               0.0%
Janet Walter                                   2,000          2,000             0               0.0%               0.0%
Jarek Matysiak                                 1,000          1,000             0               0.0%               0.0%
Jason Scharfe                                  2,500          2,500             0               0.0%               0.0%
Ken Carter                                     1,200          1,200             0               0.0%               0.0%
Kim Foster                                     2,500          2,500             0               0.0%               0.0%
Lisa Chow                                        500            500             0               0.0%               0.0%
Leanne Madsen                                  1,000          1,000             0               0.0%               0.0%
Melissa Sevigny                                1,000          1,000             0               0.0%               0.0%
Michelle Cote Dear                             5,000          5,000             0               0.0%               0.0%
Monica Jay                                     1,000          1,000             0               0.0%               0.0%
Myrna Crawford                                 2,500          2,500             0               0.0%               0.0%
Princeton Estate Company Inc. BVI             20,000         20,000             0               0.2%               0.0%
Rodney Tanabe                                  2,000          2,000             0               0.0%               0.0%
Tanya Johnston                                   500            500             0               0.0%               0.0%
T Robert Horton                                1,000          1,000             0               0.0%               0.0%
Verona Capital International                 100,000        100,000             0               1.0%               0.0%
William Robert Stuart                          1,200          1,200             0               0.0%               0.0%
Kingsbridge Capital SA                        30,000         30,000             0               0.3%               0.0%
Peter Jessop                                  40,000         40,000             0               0.4%               0.0%
TOTAL                                      4,167,700      4,167,700             0              40.6%               0.0%

We may require the Selling Shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                                  LEGAL MATERS

The validity of the common stock offered by this prospectus is being passed upon by The O'Neal Law Firm, P.C., 17100 East Shea Boulevard, Suite 400-D, Fountain Hills, Arizona 85268.

                                 TRANSFER AGENT

Our transfer agent is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, OR 97204: Phone: 503.227.2950 FAX: 503.227.6874

                                     EXPERTS

The consolidated financial statements of Morgan included in this registration statement have been audited by Dale Matheson Carr-Hilton LaBonte Chartered Accountants, to the extent and for the period set forth in their reports appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

Information derived from the report of Fletcher Lewis Engineering, Inc. with respect to Morgan Creek Energy Corp. incorporated in this prospectus have been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Lexington Resources, Inc., the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Morgan Creek Energy Corp.. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

                          PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                            MORGAN CREEK ENERGY CORP.

                         (An Exploration Stage Company)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2004





REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ................ 38

BALANCE SHEET .......................................................... 39

STATEMENT OF OPERATIONS ................................................ 40

STATEMENT OF STOCKHOLDER'S EQUITY ...................................... 41

STATEMENT OF CASH FLOWS ................................................ 42

NOTES TO FINANCIAL STATEMENTS .......................................... 43

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------


To the Stockholders and Board of Directors of Morgan Creek Energy Corp.

We have audited the of Morgan Creek Energy Corp. as at December 31, 2004 and the statement of operations, stockholders' equity and cash flows for the period from October 20, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and the results of its operations and its cash flows and the changes in stockholders' equity for the period from October 20, 2004 (inception) to December 31, 2004.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has not generated any significant revenues from operations and requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            "Dale Matheson Carr-Hilton LaBonte"

                                              DALE MATHESON CARR-HILTON LABONTE
                                                          CHARTERED ACCOUNTANTS


Vancouver, B.C.
 January 31, 2005, except for Note 7 as to which the date is March 9, 2005

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                                  BALANCE SHEET


                                                                 December 31,
                                                                     2004
                                                             =================




                                     ASSETS

CURRENT ASSETS
   Cash                                                       $        370,499

OIL AND GAS PROPERTY, unproved (Note  3)                               300,000
                                                             -----------------
                                                              $        670,499
                                                             =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
   Accounts payable and accrued liabilities                   $         20,378
                                                             -----------------

GOING CONCERN (Note 1)

STOCKHOLDERS' EQUITY (Note 4)
Common stock, 100,000,000 shares authorized with $0.001 par value
 Issued and outstanding
     10,097,700 common shares                                           10,098
     Additional paid-in-capital                                      1,263,752
   Deficit accumulated during exploration stage                       (623,729)
                                                             -----------------

                                                                       650,121
                                                             -----------------

                                                              $        670,499
                                                             =================


   The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                             STATEMENT OF OPERATIONS


                                                              October 20, 2004
                                                              (inception) to
                                                             December 31, 2004
                                                             =================


GENERAL AND ADMINISTRATIVE EXPENSES

   Office and general                                          $         1,951
   Professional fees                                                    21,778
                                                             -----------------

NET LOSS FOR THE PERIOD                                        $       (23,729)
                                                             =================




BASIC LOSS PER COMMON SHARE                                    $         (0.01)
                                                             =================

WEIGHTED AVERAGE NUMBER OF COMMON
     SHARES OUTSTANDING                                              4,913,163
                                                             =================



   The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

      FOR THE PERIOD FROM OCTOBER 20, 2004 (INCEPTION) TO DECEMBER 31, 2004

                                                                                      Deficit
                                                                                    Accumulated
                                                     Common Stock       Additional     During
                                                Number of                 Paid in    Exploration  Stockholders'
                                                  Shares      Amount      Capital       Stage        Equity
                                               ----------- ----------- ------------ ------------ --------------
Balance, October 20, 2004                                -  $        -  $         -  $         -  $           -

Common stock issued for oil and gas property
at $0.10 per share - November 19, 2004           6,000,000       6,000      594,000            -        600,000

Capital distribution to controlling shareholder
on acquisition of oil and gas property (Note 3)          -           -            -     (600,000)      (600,000)

Common stock issued for cash at $0.10 per share
     November 26, 2004 and December 15, 2004     3,437,500       3,438      340,312            -        343,750

Common stock issued for cash at $0.50 per share
    December 15, 2004                              660,200         660      329,440            -        330,100


Net loss for the period October 20, 2004
     (inception) to December 31, 2004                    -           -            -      (23,729)       (23,729)
---------------------------------------------------------- ----------- ------------ ------------ --------------

Balance, December 31, 2004                      10,097,700  $   10,098  $ 1,263,752  $  (617,729) $     650,121
========================================================== =========== ============ ============ ==============

   The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                             STATEMENT OF CASH FLOWS



                                                               October 20, 2004
                                                               (inception) to
                                                              December 31, 2004
------------------------------------------------------------ ------------------


CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss for the period                                        $     (23,729)
  Adjustment to reconcile net loss
      to net cash from operating activities:
    - accounts payable and accrued liabilities                          20,378
                                                             ------------------

NET CASH USED IN OPERATING ACTIVITIES                                   (3,351)
                                                             ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of oil and gas properties                               (300,000)
                                                             ------------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                           (300,000)
                                                             ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds on sale of common stock                                   673,850
                                                             ------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                              673,850
                                                             ------------------

INCREASE IN CASH                                                       370,499

CASH, BEGINNING OF PERIOD                                                    -
                                                             ------------------

CASH, END OF PERIOD                                              $     370,499
=========================================================== ===================


SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid for interest                                      $           -
     Cash paid for income taxes                                  $           -
     Common stock issued for acquisition of mineral property     $     600,000


   The accompanying notes are an integral part of these financial statements.

                            MORGAN CREEK ENERGY CORP.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2004
 -------------------------------------------------------------------------------


NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION
--------------------------------------------------------------------------------

Morgan Creek Energy Corp. (the "Company") is an exploration stage company that was organized to enter into the oil and gas industry. The Company intends to locate, explore, acquire and develop oil and gas properties in the United States and within North America.

During fiscal 2004, the Company consummated the acquisition of prospects in the Arkoma Basin in the State of Oklahoma, including a 75% working interest and a 56.25% net revenue interest in approximately 560 gross acres of two (2) petroleum and natural gas leases (the "Hurley Lease" and the "Chapman Lease" collectively referred to as the "Leases"). The Company plans to enter certain well bores on the subject leases to test certain target zones thought to contain coal bed methane ("CBM") gas. If testing provides evidence of gas quality and sufficient production quantities, the Company plans to raise capital to undertake a drilling program to establish up to six wells, and production infrastructure and pipeline. If testing does not go as planned, and according to geological analysis, the Company will seek to acquire other prospective lands thought to bear oil or gas targets.

Going concern
The Company commenced operations October 20, 2004 and has not realized any revenues since inception. The Company has a deficit accumulated to December 31, 2004 in the amount of $623,729. The ability of the Company to continue as a going concern is dependent on raising capital to fund its business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. The Company is funding its initial operations by way of two Private Placement Offering Memorandums. As of December 31, 2004 the Company had completed both Private Placement Offering Memorandums and had issued 4,097,700 in common stock of the Company and had received proceeds of $673,850.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Organization
The Company was incorporated on October 20, 2004 in the State of Nevada. The Company's fiscal year end is December 31 and the initial period is from October 20, 2004 (inception) to December 31, 2004.

Basis of presentation
These financial  statements are presented in United States dollars and have been
prepared  in  accordance  with  United  States  generally  accepted   accounting
principles.

Oil and Gas Properties
The Company follows the full cost method of accounting for its oil and gas operations whereby all costs related to the acquisition of methane, petroleum, and natural gas interests are capitalized. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of oil and gas properties are recorded as a reduction of the related capitalized costs without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate. The Company currently operates solely in the U.S.A.

Depreciation and depletion of proved oil and gas properties is computed on the units-of-production method based upon estimates of proved reserves, as determined by independent consultants, with oil and gas being converted to a common unit of measure based on their relative energy content.

The costs of acquisition and exploration of unproved oil and gas properties, including any related capitalized interest expense, are not subject to depletion, but are assessed for impairment either individually or on an aggregated basis. The costs of certain unevaluated leasehold acreage are also not subject to depletion. Costs not subject to depletion are periodically assessed for possible impairment or reductions in value. If a reduction in value has occurred, costs subject to depletion are increased or a charge is made against earnings for those operations where a reserve base is not yet established.

Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. The charge is included in the provision for depletion and depreciation and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

The Company applies a ceiling test to capitalized costs which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the estimated future net revenues from production of proven reserves at year end at market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

Asset retirement obligations
The Company has adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related oil and gas properties. As of December 31, 2004 management has determined that there are no material asset retirement obligations.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Financial Instruments
The fair value of the Company's financial assets and financial liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Loss per Common Share
Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at December 31, 2004 the Company had net operating loss carryforwards; however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the future tax assets resulting from these loss carryforwards.

Stock-based Compensation
SFAS No. 123, "Accounting for Stock-Based Compensation", as issued by the Financial Accounting Standards Board ("FASB"), as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure", encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. SFAS 123 allows--but does not require--that compensation cost resulting from the granting of stock options be measured and reported currently in the income statement and allocated over the remaining life of the option.

The Company has elected to follow APB 25 and provide the pro forma disclosures required under SFAS 123. Specifically, with respect to stock options granted to employees and consultants, the Company will provide pro-forma information and expense information, respectively, as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No.
96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the FASB Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

To December 31, 2004 the Company has not granted any stock options and has not recorded any stock-based compensation.


RECENT ACCOUNTING PRONOUNCEMENTS

In March 2004, the FASB issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITD 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. Management believes that the adoption of EITF 03-1 will not have a material impact on the Company's financial condition or results of operations.


In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company's financial condition and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company's financial condition or results of operations.

NOTE 3 - OIL AND GAS PROPERTY
--------------------------------------------------------------------------------

Hurley-Chapman Prospect
By agreement dated December 17, 2004, the Company acquired a 75% working interest, 56.25% net revenue interest from its controlling shareholder, in two sections (560 acres) production held acreage in Okfuskee County, Oklahoma (the "Hurley-Chapman Prospect") with the intention to develop coal bed methane gas producing wells. The lease is unproved and was acquired for a cash payment of $300,000 and for the issuance of 6,000,000 shares at valued at $600,000. The lease is held by production. (Refer to Note 5.)

For accounting purposes the Company has recorded the acquisition of the oil and gas interests at the related party vendor's cost and the issuance of the 6,000,000 shares has been recorded as a $600,000 capital distribution to the controlling shareholder.

NOTE 4 - STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

The Company's capitalization is 100,000,000 common shares with a par value of $0.001 per share.

To December 31, 2004 the Company has not granted any stock options and has not recorded any stock-based compensation.

Private Placement
On November 26, 2004 the Company issued a Private Placement Offering Memorandum offering 1,550,000 shares of common stock at a price of $0.10 per share for proceeds of $155,000.

On December 15, 2004 the Company issued a Private Placement Offering Memorandum offering 2,547,700 shares of common stock at various subscription prices per share for total proceeds of $518,850.

The filing of a prospectus and the registration statement by the Company with the Securities and Exchange Commission in the United States covers the resale by certain selling shareholders in aggregate of 4,167,700 shares of common stock which were issued from October, 2004 through March, 2005 in connection with private placements solely to foreign investors. (Refer to Note 7.)

NOTE 5 - RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

During the period the Company purchased an oil and gas property interest from the controlling shareholder. (Refer to Note 3).

NOTE 6 - INCOME TAXES
--------------------------------------------------------------------------------

The Company has adopted the FASB No. 109 for reporting purposes. As of December 31, 2004, the Company had net operating loss carry forwards of approximately $24,000 that may be available to reduce future years' taxable income and will expire in 2024. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the future tax asset relating to these tax loss carryforwards.

The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

A reconciliation of income tax computed at the federal and state statutory tax rates and the Company's effective tax rate is as follows:




                                                           Period from
                                                        October 20, 2004
                                                         (inception) to
                                                       December 31, 2004
-------------------------------------------------------------------------

Federal income tax provision at statutory rate                     (35.0)%
State income tax provision at statutory rate, net of
  federal income tax effect                                         (6.0)
-------------------------------------------------------------------------


Total income tax provision rate                                    (41.0)%
=========================================================================

The tax effects of temporary differences that give rise to the Company's future tax asset (liability) are as follows:

                                                                     2004
                                                         ----------------

Loss carry forwards                                       $         9,840
Valuation allowance                                                (9,840)
                                                         ----------------
                                                          $             -
                                                         ================


NOTE 7 - SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

In February 2005 a payment of $50,000 was made to a firm for the design and development of the Company's corporate identity and website.

In February and March 2005 $200,000 was advances to a firm to begin preparation of all the materials required for an investor relations direct mail program.

On March 7 and 9, 2005,  the Company sold 70,000 shares of common stock at $0.50
per  share  for  total  proceeds  of  $35,000  pursuant  to  private   placement
subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statute Section 78.7502 provides that:

(i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a) by our stockholders;

     (b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

     (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

     (e) by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this registration:


SEC Registration Fees                                 $     264.02

Printing and Engraving Fees (1)                       $     500.00

Accounting Fees and Expenses                          $   5,000.00

Legal Fees and Expenses                               $  20,000.00

Transfer Agent Fees and Expenses (1)                  $     500.00
------------------------------------------------------------------
TOTAL                                                 $  26,264.02

(1) We have estimated these amounts.

                     RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold unregistered securities in private placement offerings, issued stock in exchange for debts or pursuant to contractual agreements as set forth below.

On November 19, 2004, we issued 6,000,000 shares of our common stock to Geneva Energy Corp. in consideration for the Leases based upon a per share price of $0.10 per share.

From November 1, 2004, through March 31, 2005 we conducted a private placement whereby we issued 4,167,700 shares of our common stock to individual and corporate investors for an aggregate purchase price of $708,850. These shares were issued at a per share price of $ at $0.10 and $0.50 per share with shares sold totaling 3,437,500 and 730,200 respectively.


We relied upon Section 4(2) and Regulation S of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were all foreign accredited investors. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend. No shares were sold to investors residing within the United States of America.


                                    EXHIBITS



Exhibit #   Description
---------  --------------------------------------
3.1        Articles of Incorporation
3.2        Bylaws
3.3        Audit Committee Charter
3.4        Ethics Charter
4.1        Asset Purchase Agreement
5.1        Opinion and Consent of Counsel
23.1       Consent of Independent Auditor

                                  UNDERTAKINGS

With regard to the securities of the registrant being registered pursuant to Rule 415 under the Securities Act the registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any  prospectus  required by Section  10(a)(3) of the  Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the city of Vancouver, British Columbia on April10, 2005.

                            MORGAN CREEK ENERGY CORP.





By:  /s/ DOUGLAS HUMPHREYS
     --------------------------
         Douglas Humphreys, President



In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date: April 11 , 2005                        /s/ DOUGLAS HUMPHREYS
                                             -------------------------------
                                                 Douglas Humphreys, President,
                                                 Chief Executive Officer, and
                                                 Chairman of the Board of
                                                 Directors

Date: April 11, 2005                          /s/ GRANT ATKINS
                                              -------------------------------
                                                 Grant Atkins, Chief Financial

Officer, and Director

Date: April 11, 2005                          /s/ STEVE JEWETT
                                               ------------------------------
                                                  Steve Jewett, Director

Date: April 11, 2005                          /s/  D. BRUCE HORTON
                                             ------------------------------
                                                  D. Bruce Horton, Director

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